Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Silvergate Capital Corporation of our report dated March 8, 2021  relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Silvergate Capital Corporation for the year ended December 31, 2020.

Crowe LLP

Costa Mesa, California
October 12, 2021